APPENDIX A

Distribution Plan Payments

Fund	12b-1 Fees[1]
	Single Class	Multiple Share Classes
		Inst'l Class	Investor Class	Other Class
Trust: Forum Funds II
ABR Dynamic Blend Equity & Volatility Fund		N/A	0.25%
Acuitas International Small Cap Fund		N/A	0.25%
Acuitas US Microcap Fund		N/A	0.25%
Baywood SKBA ValuePlus Fund		N/A	0.25%
Baywood SociallyResponsible Fund		N/A	0.25%
CVR Dynamic Allocation Fund		N/A	0.25%
Gurtin California Municipal Opportunistic Value Fund		N/A	0.25%
Gurtin California Municipal Intermediate Value Fund		N/A	0.25%
Gurtin National Municipal Opportunistic Value Fund		N/A	0.25%
Gurtin National Municipal Intermediate Value Fund		N/A	0.25%
NWS Global Property Fund	N/A
NWS International Property Fund	N/A
Phocas Real Estate Fund	0.25% limited to zero

1Indicates the current fees payable under the Distribution Plan adopted with respect to a Fund or Class. Not applicable (N/A) indicates that the Fund or Class has not adopted a Distribution Plan.

Note: All percentages are based on average daily net assets.